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
Analyst presentations -- Merrill Lynch conference and Monsanto meeting
Robert B. Hoffman
March 14, 1996
Draft:  March 12, 1996 -- 2:00 p.m.



     Thank you, Doug, and good afternoon.

     (Or:  Thank you, Nick, and good afternoon.)

     By almost any measure, 1995 was an outstanding year for Monsanto. From a financial perspective, we reached record earnings and surpassed our 20 percent return on equity target for the second consecutive year. From an operational perspective, we continued to cut costs, reduce headcount and redesign our work. And from a growth perspective, we began to bring our biotechnology research into the marketplace and formed some strategic partnerships to do so. We challenged our people to find new ways to grow globally -- but with


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discipline -- and they're responding remarkably to that goal.

     The market has rewarded us handsomely, with the stock price jumping 74 percent, and our total return to shareowners outpacing the S&P 500 by three-to-one.

     But our stock isn't above 130 today because of what we did in 1995. There is tremendous anticipation built into the stock price for what we plan for the next few years.

     So the question before Monsanto's management is how do we raise the bar: How do we create a new level of shareowner value, and how do we provide the motivation and incentives for our employees to do so?

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     We took the first step at 8:00 a.m. Eastern Standard Time
today. We announced this morning that we will be aggressively repurchasing shares again. At the time we acquired Kelco, we said that we would reconsider share repurchases once our debt levels were again in an acceptable range for the rating agencies. We're there, and we believe Monsanto's stock is a great value even at today's prices. We have existing board authorization for more than eight million shares, so I want to re-emphasize that we will be aggressive in our repurchase program.

     The second step involves some items that are noted in our proxy. The proxy and annual report are being issued today. You can access them electronically through Monsanto's home page on the Internet if you'd rather not depend on the U.S. mail.

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     In the proxy, we're explaining two efforts that will more
tightly tie compensation to shareowner value. Under the adage of people pay attention to what gets rewarded, we're planning a stock option grant for employees who don't currently receive options.

     It's not that our people aren't already interested in the stock. But we want to do more to give our people, across the board, an economic stake in our shareowners' success. As we implement a new financial metric -- which I'll discuss in a minute -- the tie between our employees and Monsanto's shareowners will become even more direct.

     The other compensation issue that we're presenting to our shareowners is a complete revamping of our

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incentive program for senior management.  At the core of this program are premium-priced stock options.

     I know all of you are familiar with conventional options which are exercised at the price of the stock on the day the options were granted. These options tend to reward attendance, not performance.

     Monsanto had already moved away somewhat from such conventional options. The options we have in place today vest only if we attain our longstanding financial goal of 20 percent ROE. This was a positive, evolutionary step at the time, but we feel that today it doesn't have the tight connection to our shareowners' interests that we want.

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     The premium-priced options we're proposing may be exercised only if the stock meets or exceeds specific price targets within specific timeframes. They can only be exercised at or above the target stock price.

     The result is that the stock has to actually exceed the price targets before senior management can realize any appreciation on these options. To give you an idea of the stretch involved, these are the prices that have to be reached before the executive can do anything with the options: 150, 175, 200 and 225. And eighty percent of the options are weighted to the 175, 200 and 225 exercise prices.

     The other change we're proposing to management compensation encourages our executives to purchase a

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very substantial amount of Monsanto stock using full-recourse loans financed by the company. The maximum incentives are triggered only if the total return to Monsanto's shareowners through the year 2000 is at or above the total return at the 75th percentile of the S&P Industrials. And the top incentives can't exceed the amount that will be repaid under the loan agreement.

     When the manager takes out this loan, he or she is putting a significant sum of personal money on the line alongside the substantial investment shareowners have made in Monsanto. I don't need to tell any investor that this means our executives will be subject -- as they should be -- to both the upward opportunity and the downward risk inherent in stock ownership. The expectation, of course, is that they'll be driven to make decisions that

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create an upward trend.

     The third step we're announcing in our proxy has to be viewed in the context of the changes we're making in our compensation. Let me explain. We're asking this year for the authorization of additional shares -- to a total of 850 million. Any shareowner worth his salt would take a hard look at this.

     We're asking for this authorization for two reasons. One, it will give us the flexibility we need to react quickly to opportunities -- but strategic opportunities -- that create economic value. Two, it permits us to give careful consideration to a stock split in the range of four-for-one to five-for-one.
We expect to take such a proposal to our board next month. Admittedly, stock splits can't

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statistically be linked to increased shareowner value.  However, there's a body of opinion that suggests a split will have psychological value for employee shareowners and some segments of the market.

     But if you're concerned that greater authorization might lead to a frenzy of undisciplined acquisitions, keep in mind the compensation targets I just discussed. Management is now being paid on the same basis as our shareowners -- on growth in per share value. That's part of the discipline that makes the request for additional authorized shares a rational one.

     But the greater discipline -- and the one that makes me comfortable with the authorization request -- is our fourth step to raise the bar on shareowner value. I've

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alluded to it with many of you, but we announced it officially today. In 1996, we will be putting in place a new system of financial metrics that features Economic Value Added -- supported by Total Business Return/Cash Flow Return on Investment at the planning level.

     I've mentioned our decade-long goal of sustaining a 20 percent ROE. When it was implemented in 1986, it was a major stretch goal for a company delivering ROE in the low teens. It also imposed a discipline that forced us to divest underperforming businesses. It subsequently led to the portfolio of businesses that has contributed to our recent success. And shareowners were rewarded at a 16 percent compound rate of return during the last decade.

     But most of the value already has been extracted

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from an ROE-based target.  We wanted to find a financial metric that would create new levels of shareowner value and would be more directly correlated with the stock price. It had to be a measure that was economic-based and tied to cash flow, rather than one that is accounting based. It had to drive decisions so that shareowner wealth is continually enhanced over time. A system of EVA and TBR/CFROI fit that bill.

     EVA is well known and understood by investors.  For
Monsanto, it's appealing features are that it's easy to understand, it can be used by all employees, and it can be tied to incentive compensation. EVA can truly drive the type of behavior needed to create shareowner value.

     As you know, EVA is linked to market targets through

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MVA, or Market Value Added.  But as we worked with Stern Stewart on our financial metric, we became convinced that we would need to augment EVA to create tighter ties among our long-range plans, financial and stock price goals, and EVA goals. We, therefore, decided to couple EVA with TBR/CFROI to create a system of metrics.

     TBR/CFROI is a sophisticated, investor-oriented planning tool that measures a company's return to its shareowners over time. TBR/CFROI can be used to better understand the performance expectations reflected in our stock price. These expectations can then be translated into EVA targets for Monsanto and our business units.

     The power of combining these two metrics is that we

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now have at our disposal the best available techniques to
understand investor expectations. We can set business targets for achieving or exceeding these expectations. We can then translate these goals into actions that can be easily understood and implemented throughout our operations.

     There are four types of value drivers in this new measurement system to increase shareowner value -- four steps shareowners can immediately identify with and track:

          The first is a focus on operational excellence.
     Substantial and ongoing cost reductions, redesign efforts and productivity improvements are the bread-and-butter of an EVA system.

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          The second -- and perhaps most important -- is a zero
     tolerance for underperforming capital. Capital -- whether a business or a facility -- that's not meeting our new criteria has to be either restructured or divested.

          Third, growth has to add value. Alliances, joint ventures and acquisitions only are acceptable if the risk-adjusted return is greater than the cost of capital. This means that if the net present value is not positive, we don't do it. Internal R&D faces the same scrutiny.

          Fourth, we can enhance EVA by lowering or optimizing the company's weighted cost of capital. This means using the appropriate amount of debt in

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     our capital structure. And we can increase EVA by reducing our cost of capital, by reducing our beta, by providing more predictable and sustainable financial performance -- in other words, by reducing the perceived risk associated with being a Monsanto shareowner.

     EVA imposes a discipline that makes our share repurchase program, our compensation plans and our share authorization proposal feasible. EVA and TBR/CFROI will force us to create the value drivers that cause the stock price to rise.

     This year, we'll be determining the targets for increasing shareowner value during our planning process. We'll also be integrating EVA into our incentive

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compensation plans.  By the start of 1997, we'll begin measuring our performance against the EVA targets.

     None of these actions, of course, are a substitute for superb business performance. And superb is what we expect. The potential for Roundup herbicide remains strong, and the product has room to grow on the prospects for conservation tillage alone. Couple that with the opportunity for additional growth from increased Roundup use with our new Roundup Ready crops, and you have significant potential for a 25-year-old product.

     The payback for years of patient investment in Roundup Ready crops and the other products of biotechnology is finally here.
Hendrik Verfaillie, who oversees our agricultural businesses, is fond of saying -- as

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you may have noticed in the New York Times -- that biotechnology has always been an exciting technology -- but that it was expensive excitement. He points out that we're now turning this to earnings excitement.

     We're also seeing some renewed excitement for our pharmaceuticals with strong earnings growth last year from Daypro and Arthrotec arthritis treatments and Ambien, our treatment for short-term insomnia. Just two weeks ago, the FDA approved Covera-HS, a unique form of calcium channel blocker that will revive this franchise for us. We're hopeful that Arthrotec will be our next drug to get FDA approval, and our pipeline is looking more promising. We're also working on a second licensing agreement -- similar to the one we arranged with Sankyo last year -- to share the costs of developing and

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bringing one of our pipeline products to market.

     Just as important, Searle's new management is fully committed to cutting costs. Marketing and administrative expenses as a percent of sales have dropped 8 percent in the last two years, and Searle's not done yet. We asked Bruce Sents, whom many of you knew as Monsanto's controller, to return to Searle as CFO so that we have someone there who will help make sure that the cost reductions get made.

     Our Kelco acquisition is on-track. We recently combined Kelco with our NutraSweet ingredient business and our phosphate-based food ingredients. We expect this combination to reduce costs, to give us a more powerful presence in the food industry, and to create a

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platform for earnings growth.  Our expectations for our consumer food products -- notably Equal and other tabletop sweeteners -- are also larger than in the past.

     Our chemicals businesses remain sound, but, as you know, the global economy and end-use demand in housing and automotive markets have been soft in the first quarter. Continued cost reduction remains key here. Cost reductions are also critical to our Protiva animal health business, and to Solaris, our lawn-and-garden business. Solaris has changed its distribution system, and some of the operating income from the latter part of 1995 was deferred into 1996 because of this switch.

     Without outstanding business performance, share repurchases, compensation programs and financial

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metrics are meaningless.  But when you combine these changes with the type of performance you saw in 1995 and expect in 1996, they will drive us toward aggressive goals -- and results -- that will ratchet up the rewards to our shareowners.

     Other companies have instituted compensation programs similar to the ones we're proposing. But others have typically done so when their stock was at an historical low. It's extremely unusual to see this type of compensation move made when the market is hitting record highs, when interest rates are low, when the company's stock is at an all-time high, and when so much anticipation is already built into the stock price.

     We're proposing these changes because this is not

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the Monsanto of the 1980s.  We note on the cover of the annual report that some perceive us as a "lumbering, 94-year-old chemical maker." The investor who has supported Monsanto in the last year knows we are anything but.

     We are also anything but done with creating increased shareowner value. The changes I've discussed today -- new compensation plans and new financial metrics -- are going to force decisions about our existing businesses that we otherwise might not have been inclined to make. These changes also will force some prudent risk taking -- and that will help create the culture we need at Monsanto to continue to reward our shareowners.

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     As Bob Shapiro notes in his chairman's letter in the new
annual report, "Gaps between perception and reality are where investment opportunities are born." We think we're creating some investment excitement that we hope you'll participate in.

     Thank you.

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If asked:  Internet home page address is:

     http://www.monsanto.com

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


           IMMEDIATELY                           Scarlett Lee Foster
                                                 (314) 694-2883







                                        MONSANTO RESUMES SHARE
                                        PURCHASES; ANNOUNCES NEW
                                        COMPENSATION PROGRAMS AND OTHER
                                        CHANGES TO ENHANCE SHAREOWNER
                                        VALUE




     ST. LOUIS, March 14, 1996 -- Monsanto Company is resuming its share purchase program, proposing to alter its compensation programs, requesting authorization for additional shares, and changing its financial metric, all designed to reach a new level of shareowner value creation.

     "By all measures, 1995 was an outstanding year for Monsanto," Chairman and Chief Executive Officer Robert B.
Shapiro said. "We want to build on that momentum. We're taking several steps to provide the motivation and incentives to generate sustained, superb performance that will benefit our shareowners."

     Monsanto will resume its stock purchase program promptly as the first step in this effort. The company will actively purchase shares, up to an existing authorization of more than eight million shares.

     Second, the company is changing its incentive programs to more tightly tie compensation to shareowner value. These programs are described in the company's 1996 proxy, which was filed with the Securities and Exchange Commission.

     A stock option grant for approximately 27,000 employees who don't currently receive options is being planned. "We want to give a much larger group of our people a direct economic stake in our shareowners' success," Shapiro said.

                            -oOo-

031496
St. Louis

     The compensation program for senior management also has been revamped. One element involves premium-priced stock options that can be exercised only if Monsanto's stock meets or exceeds specific price targets within limited times. The price targets are tentatively set at $150, $175, $200 and $225, with 80 percent of the options weighted to the latter three option prices.

     "For our management to gain from these options, the stock has to exceed the price targets," Shapiro explained.
"This plan contrasts dramatically with conventional stock options, which are typically exercised at the price of the stock on the day the options were granted."

     The other change to senior management's compensation encourages Monsanto executives to purchase a substantial amount of stock using full-recourse loans financed by the company. This plan offers senior management financial incentives based two-thirds on long-term stock price performance and one-third on retention. The total incentives cannot exceed the amount to be repaid under the loan agreement. None of the performance portion of the incentive will be paid unless the total return to Monsanto's shareowners through the year 2000 is at or above the total return at the 50th percentile of the Standard & Poor's Industrials. The maximum incentive is triggered only if Monsanto's total return tops the 75th percentile of the S&P Industrials.

     "Under most option-based incentive plans, executives share in the rewards of stock ownership, but not the risks," Shapiro noted. "When a Monsanto executive participates in this loan program, she or he is putting a significant sum of personal money on the line alongside the substantial investment shareowners have made. Our management will be subject to both the upward opportunities and the downward risks inherent in stock ownership."

     The third change announced today involves a request for shareowners to authorize a total of 850 million common shares. There are currently 200 million shares authorized, and approximately 118 million shares outstanding. The authorization is being requested to give Monsanto the flexibility to react quickly to opportunities that will benefit shareowners. The approval of additional shares also would permit the company to consider a stock split in the range of four-for-one to five-for-one.

     Finally, Monsanto is adopting Economic Value Added
(EVA) as a key component of its new performance measurement system. "We wanted to implement a new financial performance measure that would be more directly linked with stock price and shareowner value creation," Shapiro said. "It had to be a measure that was economic-based and tied to cash flow. It had to drive decisions so that shareowner wealth is continually enhanced over time. The EVA-based system we've devised meets that test."

                           -oOo-
031496
St. Louis

     Monsanto's new financial measure is discussed further in its 1995 annual report to shareowners, which also was released today. The annual report is available in printed form, as well as on the Internet. To connect to Monsanto's world wide web page, browser software should be set to:<http://www.monsanto.com>. A data supplement containing historical financial information is also posted on the home page and is available on disk.


Note to editors:  EVA is a trademark of Stern Stewart & Co.


                              -oOo-
031496
St. Louis